Exhibit 99.1

International Shipholding Corporation Reports Second Quarter Results

    NEW ORLEANS--(BUSINESS WIRE)--July 24, 2003--International Shipholding Corporation (NYSE:ISH) today reported results for the three month and six month periods ended June 30, 2003. Net income for the three months ended June 30, 2003 was $2.490 Million as compared to $1.116 Million for the three months ended June 30, 2002. For the first six months of 2003, net income was $5.484 Million as compared to $196,000 for the same period of 2002. Unaudited results for the periods indicated along with prior year results are (in thousands except share and per share data):



                          Three Months Ended       Six Months Ended
                         June 30,    June 30,    June 30,    June 30,
                           2003        2002        2003        2002
                        ----------  ----------  ----------  ----------
Revenues               $   67,505  $   56,664  $  132,311  $  117,116

Operating Expenses:
     Voyage Expenses       52,013      42,758     101,631      92,451
     Vessel and Barge
      Depreciation          5,138       4,829       9,792       9,659
     Impairment Loss            -        (151)          -         (97)
                        ----------  ----------  ----------  ----------

Gross Voyage Profit        10,354       9,228      20,888      15,103
                        ----------  ----------  ----------  ----------

Administrative and
 General Expenses           4,000       3,799       8,011       8,245
Gain on Sale of Other
 Assets                       (39)       (513)        (43)       (493)
                        ----------  ----------  ----------  ----------

     Operating Income       6,393       5,942      12,920       7,351
                        ----------  ----------  ----------  ----------

Interest and Other:

     Interest Expense       3,171       4,482       6,652       9,102
     Investment Income       (302)       (140)       (530)       (452)
     Other Income             (81)          -        (103)     (1,282)
     (Gain) Loss on Early
      Extinguishment of
      Debt                      -           -      (1,260)         48
                        ----------  ----------  ----------  ----------
                            2,788       4,342       4,759       7,416
                        ----------  ----------  ----------  ----------

Income (Loss) Before
 Provision for Income
 Taxes and Equity in Net
 Income of
 Unconsolidated Entities    3,605       1,600       8,161         (65)
                        ----------  ----------  ----------  ----------

Provision for Income
 Taxes                      1,275         596       2,904          20
                        ----------  ----------  ----------  ----------


Equity in Net Income of
 Unconsolidated Entities
 (Net of Applicable
  Taxes)                      160         112         227         281
                        ----------  ----------  ----------  ----------


Net Income             $    2,490  $    1,116  $    5,484  $      196
                        ==========  ==========  ==========  ==========

Basic and Diluted
 Earnings Per Share:

     Net Income        $     0.41  $     0.18  $     0.90  $     0.03
                        ==========  ==========  ==========  ==========

Weighted Average Shares
 of Common Stock
 Outstanding            6,082,887   6,082,887   6,082,887   6,082,887


    Improvement in the second quarter and first half of 2003 occurred in several areas of the Company's operations. Improved results were achieved in 2003 in the Company's Rail/Ferry Service primarily as a result of higher cargo volumes in the current periods. Additionally, the second quarter of 2003 benefited from an increase in cargoes carried by the Company's U.S. Flag Pure Car/Truck Carriers. This improvement was partially offset by lower results in the Company's Transatlantic liner service in 2003 as a result of reduced cargo volumes.
    Additionally, the Company's U.S Flag Coal Carrier, ENERGY ENTERPRISE, operating in the coast-wise trade was utilized for all but two days during the first six months of 2003 under its basic time charter contract as compared to the same period of the previous year when it was out of service fourteen days for repairs and during which it operated sixty days in the spot market at lower rates as compared to its base charter. The vessel's base charter in 2003 will cover about 67% of its operating days with the balance of its time spent in the spot commercial market unless the charterer exercises its option to utilize the vessel beyond the base charter period at reduced rates. The charterer has expressed an interest in extending its use of the vessel during the remainder of this year.
    During the first six months of 2003, the Company realized a before tax gain of approximately $1.26 Million resulting from the retirement at a discount of approximately $7.9 Million of its 7.75% Unsecured Notes scheduled to mature in 2007. Retirements of debt during the past year, together with lower interest rates on variable rate loans, has resulted in reduced interest expense during the first six months of 2003 as compared to the same period of the prior year.
    During the first quarter of 2002, the Company had non-recurring other income of approximately $1.282 Million resulting from interest earned by the Company on overpayments of foreign taxes made in prior years that were previously refunded.
    As previously reported, our wholly owned subsidiary, Enterprise Ship Company, Inc., time charters the U.S. Flag coal carrier, ENERGY ENTERPRISE, to USGen New England, Inc. ("USGenNE"), an indirect subsidiary of PG&E Corporation. On July 8, 2003, USGenNE filed a petition for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. At that time, USGenNE was current in all its obligations to us under the time charter, although several current invoices for both pre- and post-petition obligations for charter hire and related expenses recently had been, or shortly thereafter were, submitted to USGenNE. Subsequent to the Chapter 11 filing, USGenNE informed us that it would pay in due course all obligations incurred post-petition under the time charter, including the post-petition periods covered by the current invoices, but would not, at least initially, pay any obligations that were incurred pre-petition, including the pre-petition periods covered by the current invoices. In July, USGenNE paid in full the vessel's post-petition time charter hire currently due and continues to discuss post-petition compliance of their contractual obligations. The aggregate pre-petition amount owed to us by USGenNE, which may become an unsecured claim in the bankruptcy proceeding, is approximately $850,000. At this time we can give no assurance whether or when that amount will be paid.
    The debt associated with the ENERGY ENTERPRISE currently totals approximately $17 million. Although that debt is non-recourse to the Company and its affiliates other than Enterprise Ship Company, USGenNE's bankruptcy filing is an event of default under the related indenture and entitles the two institutional debt holders to accelerate the debt and to apply all revenues derived from the time charter, and from any other operations of the vessel, to the early payment of that debt. That event of default also implicates the cross-default provisions of certain of the Company's other debt instruments. Accordingly, management has notified the relevant debt holders of the bankruptcy and, where appropriate, has initiated discussions with debt holders to seek necessary approvals under the affected debt instruments in order to avoid any material adverse effects of those provisions. Although management believes it will be successful in obtaining the cooperation of its lenders, no assurance can be given to that effect.
    Certain statements made in this release on behalf of the Company that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. The Company cautions readers that certain important factors have affected and may affect in the future the Company's actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on behalf of the Company. A description of certain of these important factors is contained in the Company's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2002.
    The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH.

    CONTACT: International Shipholding Corporation
             Erik F. Johnsen, Chairman, 504-529-5461
             or
             Niels M. Johnsen, President, 212-943-4141